Exhibit 10.1

Summary of 2007 Terms of Employment for Named Executive Officers

Salary

Officer	Salary
Christopher B. Begley, Chief Executive Officer	$960,000

Terrence C. Kearney, Chief Operating Officer	575,000

Edward A. Ogunro, Senior Vice President, Research and Development and Medical Affairs, and Chief Scientific Officer	425,000

Thomas E. Werner, Senior Vice President, Finance and Chief Financial Officer	405,000

Brian J. Smith, Senior Vice President, General Counsel and Secretary	390,000

The salary for each officer took effect on March 26, 2007.

Annual Cash Incentive

Each is a participant in the Hospira Inc. 2004 Performance Incentive Plan.  The plan provides for a base award equal to 2.0% of Hospira’s earnings before interest, taxes, depreciation and amortization for the chief executive officer, 1.5% for the chief operating officer and 1.0% for the other named executive officers.  The compensation committee of Hospira’s board of directors has discretion to reduce, but not increase, the award from the base award.  The committee will consider Hospira’s adjusted net income, net sales, cash flows and corporate well-being as factors in exercising such discretion and determining actual awards payable under such plan for 2007 performance.

Equity

Each officer is eligible to receive awards under the Hospira 2004 Long-Term Stock Incentive Plan, which is filed as Exhibit 10.8 to Hospira’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”).   Awards are made in the discretion of the compensation committee of Hospira’s board of directors.

Change in Control

Each officer is party to a change-in-control agreement in the forms filed as Exhibit 10.12(a) (for each officer other than Mr. Werner) and Exhibit 10.12(b) to the 2006 Form

10-K.  A description of these agreements was included in Hospira’s proxy statement for the 2007 Annual Meeting of Shareholders.